Filed pursuant to Rule
424(b)(3)
File
No. 333-272231
APOLLO S3 PRIVATE MARKETS FUND (THE “FUND”)
SUPPLEMENT DATED NOVEMBER 5, 2025
TO
PROSPECTUS DATED JULY 28, 2025
(THE “PROSPECTUS”)

This supplement (this “Supplement”) is part of and should be read in conjunction with each applicable Prospectus (each, a “Prospectus”) and the Statement of Additional Information for Class I, Class S2 and Class I2 Shares of Apollo S3 Private Markets Fund, each dated July 28, 2025. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Fund,” “we,” “us,” or “our” refer to Apollo S3 Private Markets Fund and its subsidiaries unless the context specifically requires otherwise.
The purpose of this Supplement is to update the Prospectus to include additional disclosure regarding the tax treatment of additional Shares purchased by the Adviser and/or its affiliates on behalf of certain investors or delivered by the Adviser and/or its affiliates to such investors.
Effective
immediately
, the following changes are made to the Prospectus:
The following risk factor is added under the “Risks – Other Risks” section of the Prospectus:
The IRS may disagree with the tax treatment of additional Shares purchased by the Adviser and/or its affiliates on behalf of certain investors or delivered by the Adviser and/or its affiliates to such investors.
The Adviser and/or its affiliates may purchase Shares on behalf of investors (or deliver to such investors shares from the assets of the Adviser and/or its affiliates) that contribute capital to the Fund through the purchase of Shares on or before June 30, 2025. The Fund intends to take the position that such additional Shares are issued in connection with the initial purchase of Shares before the end of the eligibility period and that the receipt of such additional Shares does not represent taxable income to any Shareholder. Accordingly, for U.S. federal income tax purposes, the Fund intends to take the position that upon receipt of such additional Shares, each Shareholder shall have an initial tax basis in such additional Shares equal to zero and a new holding period commencing on the day following the day on which any such additional Shares are issued.
No assurances can be provided that the tax treatment mentioned above will not be challenged by the IRS or that, if challenged, such tax treatment would be sustained. If such tax treatment is not sustained, the IRS may treat the receipt of such additional Shares as taxable income to the applicable Shareholders or may reapportion a Shareholder’s aggregate tax basis in Shares purchased on or before June 30, 2025, and such additional Shares. Shareholders should consult their own tax advisers regarding the tax consequences of the ownership of such additional Shares.
The following disclosure is added under the “Material U.S. Federal Income Tax Considerations” section of the Prospectus:
Taxation of Additional Shares Purchased by the Adviser and/or its Affiliates on Behalf of Certain Investors or Delivered by the Adviser and/or its Affiliates to Such Investors
The Adviser and/or its affiliates may purchase Shares on behalf of investors (or deliver to such investors shares from the assets of the Adviser and/or its affiliates) that contribute capital to the Fund through the purchase of Shares on or before June 30, 2025. The Fund intends to take the position that such additional Shares are issued in connection with the initial purchase of Shares before the end of the eligibility period and that the receipt of such additional Shares does not represent taxable income to any Shareholder. Accordingly, for U.S. federal income tax purposes, the Fund intends to take the position that upon receipt of such additional Shares, each Shareholder shall have an initial tax basis in such additional Shares equal to zero and a new holding period commencing on the day following the day on which any such additional Shares are issued.

No assurances can be provided that the tax treatment mentioned above will not be challenged by the IRS or that, if challenged, such tax treatment would be sustained. If such tax treatment is not sustained, the IRS may treat the receipt of such additional Shares as taxable income to the applicable Shareholders or may reapportion a Shareholder’s aggregate tax basis in Shares purchased on or before June 30, 2025, and such additional Shares. Shareholders should consult their own tax advisers regarding the tax consequences of the ownership of such additional Shares.
* * *
PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS FOR FUTURE REFERENCE.